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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TRAMMELL CROW COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201

May 2, 2003

PROXY STATEMENT ENCLOSED
PLEASE READ CAREFULLY

Dear Stockholder:

        Trammell Crow Company has called its 2003 Annual Meeting of Stockholders to be held on May 21, 2003. Our records indicate that you were a record holder of Trammell Crow Company common stock as of the end of business on April 4, 2003, the record date for the Annual Meeting. In connection with the Annual Meeting, our transfer agent mailed a package of Trammell Crow Company Annual Meeting materials to our stockholders on or about April 21, 2003. We believe that some of our stockholders of record may have received a package that contained the annual meeting proxy statement for an issuer other than Trammell Crow Company. Although we believe that very few stockholders actually received the wrong proxy statement, as a precaution we are sending to all stockholders of record the enclosed notice to stockholders and Proxy Statement describing the business to be transacted at the annual meeting.

        Your vote is important. You need NOT do anything if you have previously granted your proxy, whether by telephone or by returning a proxy card, and do not wish to change your vote. If you have previously granted your proxy and you now wish to change your vote, you should follow the instructions for revocation of proxies contained in the section of the enclosed Proxy Statement entitled "Solicitation and Revocability of Proxies." If you do not plan to attend the Annual Meeting and you have not previously returned your proxy or voted by telephone, to ensure that your shares are voted you must return the proxy card contained in the package of Annual Meeting materials previously sent to you (properly signed, dated and completed), be represented at the Annual Meeting by another proxy, or grant your proxy by telephone, as described on the proxy card. We encourage you to cast your vote by telephone in order to eliminate the chance that your response is lost in the mail or not received prior to the Annual Meeting.

                      Very truly yours,

                          J. Christopher Kirk
                           Secretary

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PROXY STATEMENT ENCLOSED PLEASE READ CAREFULLY